Exhibit 99.1
CONTACT:

Media Relations	Investor Relations
Alan Bernheimer Maxtor Corporation 408-894-4233	Jenifer Kirtland Maxtor Corporation 408-324-7056
MAXTOR APPOINTS KIMBERLY ALEXY TO ITS BOARD OF DIRECTORS
MILPITAS, Calif., August 22, 2005 — Maxtor Corporation (NYSE: MXO) today announced that it has appointed Kimberly Alexy to its Board of Directors. Ms. Alexy, 35, was formerly Senior Vice President and Managing Director of Prudential Securities, where she was the principal analyst following technology hardware stocks, including hard disk drive companies.
Ms. Alexy joined Prudential Securities in 1998. As an equity analyst, she provided research coverage on leading technology companies including Apple, Dell, HP, IBM, Network Appliance, Palm, Sun Microsystems, Seagate, Western Digital and Maxtor, among others. During her tenure at Prudential, she was ranked by Institutional Investor as one of the top Equity Research Analysts in her sector for three years in a row and by The Wall Street Journal as “Best on the Street” in the computer sector. Prior to joining Prudential, Ms. Alexy was Vice President of equity research for Lehman Brothers. She began her career in corporate finance at Wachovia Bank after earning her M.B.A. with a concentration in finance and accounting from the College of William & Mary.
“We are very pleased that Kimberly has joined our Board of Directors,” said Dr. C.S. Park, chairman of the board of Maxtor. “She has an excellent reputation for her knowledge of technology companies, her analytical skills and her understanding of business strategies, operations and financial models. Her experience as a financial analyst has given her a unique perspective on the challenges and opportunities facing Maxtor. With her expertise in the financial markets, we believe Kimberly will be a very valuable addition to the Maxtor Board.”
Ms. Alexy’s appointment brings the total number of directors on the Maxtor board to eight.
About Maxtor
Maxtor Corporation (www.maxtor.com) is one of the world’s leading suppliers of hard disk drives and data storage solutions. The company has an expansive line of storage products for desktop computers, storage systems, high-performance Intel-based servers, and consumer electronics. Maxtor has a reputation as a proven market leader, built by consistently providing high-quality products and service and support for its customers. Maxtor and its products can be found at www.maxtor.com or by calling toll-free (800) 2-MAXTOR. Maxtor is traded on the New York Stock Exchange under the symbol MXO.